Exhibit 99.1

ARROW ELECTRONICS, INC. 9201 E. DRY CREEK ROAD CENTENNIAL, CO 80112 303-824-4000

Arrow Electronics Announces Carol lowe as a New Director to Its Board

FOR IMMEDIATE RELEASE

CENTENNIAL, Colo. – Sept. 16, 2021 -- Arrow Electronics, Inc. (NYSE:ARW) announced that Carol Lowe, former executive vice president and chief financial officer of FLIR Systems, Inc. has joined the company's board of directors. The addition of Ms. Lowe increases the total number of directors on the board to 12.

“Carol brings our board valuable experience and a depth of knowledge in many aspects of finance, as well as business services, strategic planning, business development and information technology,” said Michael J. Long, chairman, president, and chief executive officer of Arrow Electronics. “She has instilled knowledge-based, performance-driven cultures throughout her career, and we look forward to her insightful contributions.”

In her most recent role at FLIR Systems, a global provider of sensing technologies, Ms. Lowe led the global finance and information technology organizations, and was responsible for sales operations, indirect procurement, and the lean/continuous improvement program. Previously, Ms. Lowe was senior vice president and chief financial officer of Sealed Air Corporation from 2012 to 2017, where she reshaped finance and IT into world-class organizations. Earlier in her career, Ms. Lowe served in roles of increasing responsibility, spanning finance and operations with companies operating in a variety of industries, including industrial technology, manufacturing, and food service.

Arrow Electronics guides innovation forward for over 180,000 leading technology manufacturers and service providers. With 2020 sales of $29 billion, Arrow develops technology solutions that improve business and daily life. Learn more at fiveyearsout.com.

# # #

Contact:	Steven O’Brien
Vice President, Investor Relations
303-824-4544

Media Contact:	John Hourigan
Vice President, Global Communications
303-824-4586